Exhibit 10.1

RELEASE AGREEMENT

This Release Agreement (“Agreement”) is entered into by and between Sysorex Global Holdings Corp. ("Sysorex") and William Frederick, an individual (“Employee”), as of January 26, 2015, based upon the following:

RECITALS

Whereas, Sysorex and Employee wish to memorialize their agreement regarding the termination of Employee’s employment with Sysorex and the consideration that is to be transferred or paid to Employee in exchange for this Agreement; and

Whereas, Sysorex and Employee wish to memorialize their agreement regarding Employee’s waiver and release of all rights and claims that he may have against Sysorex, if any.

Now, therefore, in consideration of the mutual covenants and promises contained herein and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Sysorex and Employee agree as follows:

AGREEMENT

1.         Incorporation of Recitals. The recitals to this Agreement are an integral part of this Agreement and are hereby incorporated as a part of this Agreement as if set forth in it.

2.         Payments to Employee. In exchange for Employee’s release of Sysorex from any past, present and future obligations (if any), whether monetary or otherwise, allegedly owed by Sysorex to Employee based upon Employee’s employment and the termination thereof, Sysorex shall make the following payments (less standard employee withholdings) to Employee, in addition to the amount referenced in Section 3 hereof and wages earned up to and including January 26, 2015: (a) $20,833.33 on the eighth (8th) day after the execution of this Agreement; (b) $20,833.33 on the thirty-eighth (38th) day after the execution of this Agreement; and (c) $20,833,333.33 on the sixty-eighth (68th) day after the execution of this Agreement. If any of the foregoing payments come due on a weekend day or a company holiday, the payment will be made the following business day.

3.         Accrued Vacation. Sysorex shall pay to Employee $4,687.50, which represents the amount owed to Employee for his unused, accrued vacation time (less standard employee withholdings).

4.         Waiver of All Claims. Employee agrees that he is not entitled to receive, will not claim and expressly waives any entitlement to rights, benefits or compensation from Sysorex other than as expressly set forth in this Agreement.

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5.         Complete Release by Employee.

(a)         Release. Employee irrevocably and unconditionally releases all of the claims described in subsection (b) of this Section 5 that he may now have against the following persons or entities (the “Releasees”): Sysorex, all of its past and present employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs) and any other persons acting by, through, under or in concert with any of the persons or entities listed in this subsection.

(b)         Claims Released. The claims released include all claims, promises, debts, causes of action or similar rights of any type or nature Employee has or had which in any way relate to (i) Employee’s employment with Sysorex, or the termination of that employment, such as claims for compensation, bonuses, commissions, lost wages or unused accrued vacation or sick pay, (ii) the design or administration of any employee benefit program or Employee’s entitlement to benefits under any such program, (iii) any claims to attorneys’ fees and/or other legal costs and (iv) any other claims or demands Employee may, on any basis, have. The claims released include, but are not limited to, claims arising under any of the following statutes or common law doctrines:

(i)         Anti-Discrimination Statutes, such as the Age Discrimination in Employment Act, which prohibits age discrimination in employment; the Civil Rights Act of 1991, Title VII of the Civil Rights Act of 1964, and §1981 of the Civil Rights Act of 1866, which prohibit discrimination based on race, color, national origin, religion or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans With Disabilities Act, which prohibits discrimination against the disabled; the California Fair Employment and Housing Act, which prohibits discrimination in employment based upon race, color, national origin, ancestry, physical or mental disability, medical condition, marital status, sex, or age; and any other federal, state or local laws or regulations prohibiting employment discrimination.

(ii)        Federal Employment Statutes, such as the Employee Retirement Income Security Act of 1974, which, among other things, protects pension or health plan benefits; and the Fair Labor Standards Act of 1938, which regulates wage and hour matters.

(iii)       Other Laws, such as any federal, state or local laws restricting an employer’s right to terminate employees or otherwise regulating employment; any federal, state or local law enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith; and any other federal, state or local laws providing recourse for alleged wrongful discharge, physical or personal injury, emotional distress, fraud, negligent misrepresentation, libel, slander, defamation and similar or related claims. The laws referred to in this paragraph include statutes, regulations, other administrative guidance and common law doctrines.

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(c)         Release Extends to Both Known and Unknown Claims. This release covers both claims that Employee knows about and those Employee does not know about. Employee understands the significance of this release of unknown claims and his waiver of any statutory protection against a release of unknown claims. Employee expressly waives the protection of any such governmental statutes or regulations.

More particularly, and without limitation, Employee acknowledges that Employee has read and is familiar with and understands the provisions of Section 1542 of the California Civil Code, which provides: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN TO HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

EMPLOYEE EXPRESSLY WAIVES ANY RIGHT OR CLAIM OF RIGHT EMPLOYEE MAY HAVE UNDER SECTION 1542 OF THE CALIFORNIA CIVIL CODE.

(d)         Ownership of Claims. Employee represents that he has not assigned or transferred, or purported to assign or transfer, all or any part of any claim released by this Agreement.

6.         Employee’s Promises. In addition to the release of claims provided for in section 5, Employee promises never to file or prosecute a lawsuit, arbitration, administrative complaint or charge, or other complaint or charge asserting any claims that are released by this Agreement. Employee represents that he has not filed or caused to be filed any lawsuit, arbitration, complaint or charge with respect to any claim this Agreement releases. Employee further agrees to request any government agency or other body assuming jurisdiction of any complaint or charge relating to a released claim to withdraw from the matter or dismiss the matter with prejudice.

7.         Consequences of Employee’s Violation of Promises. If Employee breaks any of the promises in this Agreement, such as, by way of example and not by way of limitation, by filing or prosecuting a lawsuit, arbitration or charge based on claims that Employee has released, or if any representation made by Employee in this Agreement was false when made, Employee will pay reasonable attorneys’ fees and all other costs incurred as a result of such breach or false representation, such as, by way of example and not by way of limitation, Sysorex's cost of defending any suit brought with respect to a claim released by him.

8.         Consulting with Attorney. Employee acknowledges that Sysorex has advised him to obtain the services of an attorney to review this Agreement and to advise him regarding it. Employee acknowledges he has had ample opportunity to consult with an attorney prior to executing this Agreement.

9.         Period for Consideration of Agreement. Employee acknowledges that Employee was given a period of twenty-one (21) days to review and consider this Agreement before signing it and has a seven (7) day period following its execution to revoke it. Employee further acknowledges that: (1) Employee took advantage of this period to consider this Agreement before signing it; (2) Employee carefully read this Agreement; and (3) Employee fully understands this Agreement and is entering into it voluntarily and without coercion or duress.

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10.       Severability. The provisions of this Agreement are severable. If any part of it is found to be unenforceable, all other provisions shall remain fully valid and enforceable.

11.       Choice of Laws. This Agreement shall be governed by the laws of the State of California.

12.       Nature, Effect and Interpretation of this Agreement.

(a)         Entire Agreement. This is the entire Agreement between Employee and Sysorex; it may not be modified or cancelled in any manner except by a writing signed by both Sysorex and Employee. Sysorex has made no promises or representations to Employee other than those in this Agreement and Employee has made no promises or representations to Sysorex other than those in this Agreement. The headings included in this Agreement are for convenience only and do not limit, alter, or affect the matters contained in this Agreement or the paragraphs they encaption.

(b)         Employment Agreement. On the eighth day following the execution of this Agreement, the Employment Agreement between Sysorex and Employee, effective as of October 1, 2014 (the “Employment Agreement”), shall be deemed terminated and be of no further force and effect, except that Sections 8 and 9 and the first two sentences of Section 12 of the Employment Agreement shall survive and continue in effect.

(c)         Successors and Assigns. This Agreement shall bind both Sysorex's and Employee’s heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of all Releasees and their respective heirs, administrators, representatives, executors, successors and assigns.

(d)         Interpretation. This Agreement shall be construed as a whole according to its fair meaning, and not strictly for or against any of the parties. Unless the context indicates otherwise, the term “or” shall be deemed to include the term “and” and the singular or plural number shall be deemed to include the other. Paragraph headings used in this Agreement are intended solely for convenience of reference and shall not be used in the interpretation of any of this Agreement. It is acknowledged that neither party shall be construed to be solely responsible for the drafting hereof, and therefore any ambiguity shall not be construed against either party as the alleged draftsman of this Agreement.

(e)         Counterparts and Emailed Signatures. For the convenience of the parties to this Agreement, this document may be executed by signatures sent via email and in counterparts that shall together constitute the agreement of the parties as one and the same instrument.

(f)         Implementation. Sysorex and Employee both agree that, without the receipt of further consideration, they will sign and deliver any documents and do anything else that is necessary in the future to make the provisions of this Agreement effective.

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13.       Notices. Unless otherwise specifically provided in this Agreement, all notices, demands, requests, consents, approvals or other communications (collectively and severally called “Notices”) required or permitted to be given hereunder, or which are given with respect to this Agreement, shall be in writing, and shall be given by: (1) personal delivery (which form of Notice shall be deemed to have been given upon delivery), (2) by telegraph or by private airborne/overnight delivery service (which forms of Notice shall be deemed to have been given upon confirmed delivery by the delivery agency), (3) by electronic or facsimile or telephonic transmission, provided the receiving party has a compatible device or confirms receipt thereof (which forms of Notice shall be deemed delivered upon confirmed transmission or confirmation of receipt), or (4) by mailing in the United States mail by registered or certified mail, return receipt requested, postage prepaid (which forms of Notice shall be deemed to have been given upon the fifth (5th) business day following the date mailed). Notices shall be addressed to the parties as follows:

Employee:	Mr. William Frederick 879 Poppy Court Sunnyvale, CA 94086
Firm:	Sysorex Global Holdings Corp. 2479 E. Bayshore Road, Suite 195 Palo Alto, CA 94303 Attn: Chief Executive Officer

14.         Arbitration. Any controversies or claims arising out of or relating to this Agreement shall be fully and finally settled by arbitration held in Palo Alto, California in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect (the "AAA Rules"), conducted by one arbitrator either mutually agreed upon by Sysorex and Employee or chosen in accordance with the AAA Rules, except that the parties thereto shall have any right to discovery as would be permitted by the California Rules of Civil Procedure for a period of 90 days following the commencement of such arbitration and the arbitrator thereof shall resolve any dispute which arises in connection with such discovery. Notwithstanding anything to the contrary in this Section 14, Sysorex may seek provisional injunctive relief from any court of competent jurisdiction in aid of the arbitration, to prevent any award from being rendered ineffectual, or to enforce its rights under Section 8 and/or 9 of the Employment Agreement. Seeking such relief shall not result in a waiver of any right to compel arbitration.

15.         Representation of Authority. Each party executing this Agreement on behalf of any party expressly represents and warrants that he or she has authority to execute and thereby bind the party on behalf of whom he or she executes this Agreement to the terms of this Agreement and agrees to indemnify and hold harmless each other party from any claim that such authority did not exist.

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Executed on January 30, 2015.

“EMPLOYEE”

/s/ William Frederick
William Frederick

“SYSOREX”

Sysorex Global Holdings Corp.

By:	/s/ Nadir Ali
Nadir Ali

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